Exhibit 16.1
LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010
Dear Ladies and Gentlemen:
     We are the predecessor independent registered public accounting firm for Vuzix Corporation (the Company). We have read the Company’s disclosure set forth under the heading “Changes in Registrant’s Certifying Accountant” in the Company’s Amendment No. 3 to Registration Statement on Form S-1/A filed on October 16, 2009 and are in agreement with the disclosure insofar as it pertains to our firm.
/s/ Rotenberg & Co, llp
Rochester, New York
October 16, 2009